Backblaze Founders Announce Limited Conversion of Class B Shares and Adoption of 10b5-1 Trading Plans

SAN MATEO—April 13, 2022, Backblaze, Inc. (Nasdaq: BLZE), a leading independent storage cloud platform, announced today that the company’s founders have converted a limited portion of their Class B shares of Backblaze stock to Class A shares. This action was taken in association with non-discretionary, automatic stock trading plans under Rule 10b5-1 of the Securities Exchange Act of 1934 that were previously adopted in late February 2022 during the company’s open trading window.

“In the continuing spirit of transparency that is integral to Backblaze, we, the founders of Backblaze, are notifying investors well in advance of our potential stock sales,” said CEO Gleb Budman. “Speaking on behalf of myself and the other co-founders, we want investors to know that:
1) The sales associated with these plans represent only a small portion of our holdings and after these sales are completed, we will retain approximately 80% of our shares and remain significant stockholders of the company.
2) We continue to have a positive long-term outlook for the company, and these planned sales are intended only to diversify our personal portfolios after approximately 15 years without any other significant opportunity for monetization.
3) The 10b5-1 trading plans were designed to minimize price impact through low volume, daily sales.”

A blog post with additional details regarding the planned sales by the founders under automatic 10b5-1 trading plans will also be available on our company website.

The conversion of these shares and the subsequent sale transactions under the plan will be disclosed publicly through Form 4 filings with the Securities and Exchange Commission (SEC). The founders are converting the portion of their shares necessary to cover planned future sales under the 10b5-1 plans, and these shares remain subject to IPO lock-up agreements as described in the company’s SEC filings, including its recently filed Annual Report on Form 10-K for the year ended December 31, 2021. Sales of 2,000 shares of Class A common stock each trading day under these automatic 10b5-1 trading plans by each founder are scheduled to begin upon the release of the IPO lock-up provisions on May 10, 2022 or such earlier date if the lock-up early release conditions are satisfied, subject to applicable securities laws. The founders converting their shares include Gleb Budman, CEO and Chairperson of the Board; Brian Wilson, Chief Technology Officer and Director; Tim Nufire, Chief Cloud Officer and Director; Casey Jones, VP Design; and Kwok Hang Ng, Web Architect.

Investors may access company filings at https://ir.backblaze.com or in the EDGAR filings database on the SEC website, sec.gov.

About Backblaze

Backblaze makes it astonishingly easy to store, use, and protect data. The Backblaze Storage Cloud provides a foundation for businesses, developers, IT professionals, and individuals to build applications, host content, manage media, backup and archive data, and more. With nearly two exabytes of data storage under management, the company currently works with approximately 500,000 customers in over 175 countries. Founded in 2007, the company is based in San Mateo, CA. For more information, please go to www.backblaze.com.

Investors Contact

James Kisner,
Vice President of Investor Relations
ir@backblaze.com

Press Contact

Patrick Thomas
Head of Publishing
press@backblaze.com
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